                                                         Exhibit 23






                   INDEPENDENT AUDITORS' CONSENT




The Retirement Plans Committee
Willbros Employees' 401(k) Investment Plan:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-21399) of Willbros Group, Inc. of our report dated June 22, 1998, relating to the statements of net assets available for plan benefits of Willbros Employees' 401(k) Investment Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1997 annual report on Form 11-K of Willbros Employees' 401(k) Investment Plan.



                                   KPMG PEAT MARWICK







Tulsa, Oklahoma
June 29, 1998